Accountants' Consent


 The Board of Directors and Shareholders
 Mid-America Apartment Communities, Inc.:


 We consent to incorporation by reference in the registration statement (No. 33-91416) on Form S-8 and the registration statements (Nos. 33-95734, 33-96852 and 333-3274) on Form S-3
 of Mid-America Apartment Communities, Inc. of our report dated February 14, 1997 to the consolidated balance sheets of Mid-America Apartment Communities, Inc. as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996 and our report dated February 14, 1997 to the financial statement schedule of Mid-America Apartment Communities, Inc., which reports are herein included in the 1996 Annual Report on Form 10-K of Mid-America Apartment Communities, Inc. Our reports refer to the Company's change in its accounting method to capitalize replacement purchases for major appliances and carpet in 1996.



                             KPMG Peat Marwick LLP



 Memphis, Tennessee
 March 28, 1997